UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012

Carter’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-31829	13-3912933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Proscenium, 1170 Peachtree Street NE, Suite 900 Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 745-2700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

  On March 29, 2012, The William Carter Company, a wholly owned subsidiary of Carter's, Inc. (the "Company") entered into a lease agreement with Duke Secured Financing 2009-1 ALZ, LLC ("Landlord") to lease an approximately 1.1 million square foot distribution center in Braselton, Georgia.  This distribution center is expected to support our wholesale, retail, and eCommerce channels.

  The initial term of the lease ends September 30, 2023.  The Company has two five-year options, which would extend the term of the lease until September 30, 2033.  The base rent for the first six months is approximately $0.6 million and is zero for one year thereafter.  Starting on October 1, 2013, and through the final year of the initial lease term, the annual base rent will increase from approximately $2.3 million to approximately $2.9 million.  In the event the Company chooses to exercise its five-year options, the base rent would continue to increase at 2.5% per year during such extended term.  Prior to September 30, 2013, we have options to require the Landlord to provide up to $1 million in tenant improvements and to build a parking lot.  If we exercise these options, 7% of the total cost of the work completed by the Landlord under each option will be added to our annual base rent payments.

Signature

  Pursuant to the requirements of the Securities Exchange Act of 1934, Carter’s, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 4, 2012	CARTER’S, INC.

	By:	/s/ BRENDAN M. GIBBONS
	Name:	Brendan M. Gibbons
	Title:	Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary